Exhibit 10.1

May 4, 2011

Robert M. Wolf

Dear Rob:

The purpose of this letter is to confirm an offer of employment.  For purposes of this letter, “Company” refers to Angeion and its subsidiary, Medical Graphics Corporation.  Carefully review the information enclosed and if you are in agreement, please signify your acceptance by signing the signature page and return it to me within three days.

Position:	CFO and SVP reporting to Phil Smith, Chief Executive Officer and President, Angeion.

Date of Hire:	On or before May 16, 2011

Base Salary:	$200,000 annually; (equivalent to $7,692.31 bi-weekly)

Equity:	25,000 restricted shares vesting in equal one-third installments on the first, second and third anniversary of your start date.

Bonus:

You are entitled to participate in the 2011 Senior Executive Bonus program which compensates you 25% of base upon the Company achieving its corporate objectives at “Target”; and, contingent upon your achievement of your position objectives.

Your bonus, based on the 2011 Operating Plan, will be pro-rated to your date of hire, per Company policy. You will receive a copy of the bonus program approved by the Board of Directors on your first day of employment.

Expenses:	Expenses are reimbursed pursuant to the Medical Graphics Corporation travel and expense reimbursement policies.

Performance
Review:	Your first performance review will take place on or around December 1, 2011. All subsequent reviews will take place annually after that.

Benefits:

As an employee of Angeion and Medical Graphics Corporation, you are eligible to participate in the benefit programs outlined in the benefit matrix provided to you.  New employees are eligible to participate in Medical Graphics' medical and dental benefit coverage completion of thirty days of employment. The Company agrees that you will accrue PTO (paid time off) at a rate equivalent to that of other Vice Presidents which is 200 hours per year.

A benefit packet will be forwarded upon acceptance of this offer. Please complete all forms contained within the benefit packet and bring them with you on your first day of employment.

Change in Control:	In consideration of this offer of employment the Angeion Board of Directors will authorize a Change of Control agreement to be issued to you effective with your date of hire.

Pre-employment
Conditions:

This offer is contingent upon signing and returning the enclosed employment offer; signing and returning a non-disclosure form; an Angeion Code of Conduct policy statement; and, successful completion of a background and reference check.

In consideration of accepting employment with the Company, you confirm that you are not constrained by any existing non-compete agreements from accepting employment and are not in violation of any non-compete obligations with present or past employers.

You also acknowledge that this offer letter, along with the final form of any referenced documents, represents the entire agreement between you and the Company and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon the Company.

In accepting this offer, you agree to keep the content confidential and not to discuss or disclose any of its content with other individuals outside of your immediate family.

Kindest regards,
/s/ Sheryl A. Rapheal
Sheryl A. Rapheal Chief Compliance Officer & Vice President of Human Resources and Administration
Signatures:
/s/ Philip I. Smith
Phillip I. Smith Chief Executive Officer and President
/s/ Robert M. Wolf
Robert M. Wolf